As filed with the Securities and Exchange Commission on May 20, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	16-1690064

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1550 Utica Avenue South Minneapolis, Minnesota	55416

(Address of Principal Executive Offices)	(Zip Code)

MoneyGram International, Inc. 2005 Omnibus Incentive Plan

(Full title of the plan)

Teresa H. Johnson
Vice President, General Counsel and Secretary
MoneyGram International, Inc.
1550 Utica Avenue South
Minneapolis, Minnesota 55416
(Name and address of agent for service)

(952) 591-3000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum	Amount of
Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Fee
Common Stock, par value $.01 per share (3)	7,500,000	$18.36	$137,700,000	$16,207

(1)	Represents the maximum number of shares that may currently be issued under the registrant’s 2005 Omnibus Incentive Plan. The number of shares being registered is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon the average of the high and low prices of the registrant’s common stock on May 18, 2005, as reported on the New York Stock Exchange.

(3)	Includes preferred share purchase rights, which are attached to and trade with the registrant’s common stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by MoneyGram International, Inc. (hereinafter “we,” “us,” “MoneyGram” or the “registrant”) are incorporated by reference in this registration statement:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2004;

(b)	Our Current Report on Form 8-K filed on February 23, 2005; and

(c)	The description of our common stock and preferred share purchase rights contained in our registration statement on Form 10, and any amendment or report filed for the purpose of updating this description.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act"), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     We are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

     As permitted by Delaware law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain limitations. In addition, our certificate of incorporation and bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

     We have procured directors’ and officers’ liability insurance for the benefit of our directors and officers. In addition, we have entered into indemnification agreements with each of our directors. These agreements provide, among other things, that we must, subject to specified exceptions:

•	indemnify each director to the full extent authorized or permitted by applicable law;

•	maintain insurance policies for the benefit of each director that are applicable for so long as the director continues to serve as a director and thereafter for so long as a director is subject to any possible or threatened claim or action relating to the director’s service as a director; and

•	indemnify each director against all expenses, fines, fees and amounts paid in settlement incurred by the director in connection with a threatened, pending or complete action relating to the director’s service as a director.

In addition, the indemnification agreements provide for procedures for implementing the indemnities described above, including advancement of expenses.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Form of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Amendment No. 2 to MoneyGram’s Registration Statement on Form 10 (File No. 001-31950)).

4.2	Form of Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to Amendment No. 2 to MoneyGram’s Registration Statement on Form 10 (File No. 001-31950)).

4.3	Form of Specimen Certificate for MoneyGram Common Stock (incorporated herein by reference to Exhibit 4.1 to Amendment No. 4 to MoneyGram’s Registration Statement on Form 10 (File No. 001-31950)).

4.4	Form of Preferred Share Purchase Rights Agreement between MoneyGram International, Inc. and Wells Fargo Bank, N.A. as Rights Agent (incorporated herein by reference to Exhibit 4.2 to Amendment No. 2 to MoneyGram’s Registration Statement on Form 10 (File No. 001-31950)).

4.5	Form of Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 4.3 to Amendment No. 2 to MoneyGram’s Registration Statement on Form 10 (File No. 001-31950)).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte and Touche LLP.

24.1	Power of Attorney.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, and the State of Minnesota, on this 20th day of May, 2005.

MONEYGRAM INTERNATIONAL, INC.
By /s/ Philip W. Milne
Name:	Philip W. Milne
Title:	President & Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 20, 2005.

Signature	Title

/s/ Philip W. Milne Philip W. Milne	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ David J. Parrin David J. Parrin	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Jean C. Benson Jean C. Benson	Vice President and Controller (Principal Accounting Officer)

* Robert H. Bohannon	Chairman

* Jess Hay	Director

* Judith K. Hofer	Director

* Donald E. Kiernan	Director

* Robert C. Krueger	Director

* Linda Johnson Rice	Director

* Douglas L. Rock	Director

* Dr. Albert M. Teplin	Director

* Timothy R. Wallace	Director

/s/ Teresa H. Johnson Teresa H. Johnson Vice President, General Counsel and Secretary
* As Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Amendment No. 2 to MoneyGram’s Registration Statement on Form 10 (File No. 001-31950)).

4.2	Form of Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to Amendment No. 2 to MoneyGram’s Registration Statement on Form 10 (File No. 001-31950)).

4.3	Form of Specimen Certificate for MoneyGram Common Stock (incorporated herein by reference to Exhibit 4.1 to Amendment No. 4 to MoneyGram’s Registration Statement on Form 10 (File No. 001-31950)).

4.4	Form of Preferred Share Purchase Rights Agreement between MoneyGram International, Inc. and Wells Fargo Bank, N.A. as Rights Agent (incorporated herein by reference to Exhibit 4.2 to Amendment No. 2 to MoneyGram’s Registration Statement on Form 10 (File No. 001-31950)).

4.5	Form of Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 4.3 to Amendment No. 2 to MoneyGram’s Registration Statement on Form 10 (File No. 001-31950)).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte and Touche LLP.

24.1	Power of Attorney.